EXHIBIT 99.1

CONTACT:DENNIS W. WELLS
FOR IMMEDIATE RELEASE (513) 793-3200

DATE:  MARCH 2, 2015

LSI INDUSTRIES INC.  ANNOUNCES HIRE OF CHIEF TECHNOLOGY OFFICER

Cincinnati, OH; March 2, 2015 – LSI Industries Inc. (NASDAQ:  LYTS) today announced the appointment of Andrew J. Foerster to the position of Executive Vice President and Chief Technology Officer, effective March 2, 2015. Mr. Foerster received a Bachelor of Science, Electrical Engineering from the U.S. Naval Academy; a Master's Degree in Electrical Engineering from George Mason University; and an MBA from Marymount University.  He is a licensed Professional Engineer.  Prior to joining the Company, he served as Residential and Wiring Devices Division Engineering Director at Eaton Corporation.  Previous employers include Creative Energy Control LLC, Masco Technical Innovations, Piller Inc., Schneider Electric (Square D Company) and General Electric.  Mr. Foerster began his career as a nuclear submarine officer in the U.S. Navy.  In conjunction with this hire, James P. Sferra, Executive Vice President - Manufacturing, will step into his consulting role, as planned.  He and Mr. Foerster will work closely together in order to ensure a smooth transition.

Mr. Foerster said, "I am very excited by everything that I have seen here at LSI.  This company is poised to benefit from the strengthening economy, especially as re-imaging programs continue to come on board.  In addition, the lighting and graphics industries are on the cusp of several technological transformations, including the expanded use of lighting controls and digital messaging, from which LSI is well-positioned to benefit.  I believe that my 25+ years of electrical industry experience, including expertise in the area of lighting controls management, combined with my understanding of running a business, will allow me to make real contributions to LSI Industries."

Mr. Sferra commented, "I am very pleased that Andrew Foerster has accepted the position of Executive Vice President and Chief Technology Officer.  I believe that he is an excellent fit for LSI and will be a strong contributor to the growth and future of this great company.  I am looking forward to working with him as I transition into a consulting role and, eventually, retirement.

Dennis W. Wells, President and Chief Executive Officer, commented, "I want to thank Mr. Sferra for his many years of service to LSI Industries, and to the excellent support and knowledge that he has shared with me since I joined the Company last Fall.  Mr. Sferra has been looking forward to transitioning into a consulting role for some time now, and has indicated his eagerness to work with Mr. Foerster during the transition period.  With regard to Mr. Foerster, I am very pleased that he has accepted this position.  Mr. Foerster is a seasoned executive with a proven track record for leading technical innovation.  His strong discipline and teamwork focus, ingrained in him during his time serving in the U.S. Navy, combined with Six Sigma Green Belt training and knowledge in both the technology and manufacturing space, will allow Mr. Foerster to integrate with senior management to make LSI a stronger, leaner and more innovative company.  As I have mentioned before, the general business environment and outlook are supportive for LSI's lighting, graphics and technology products.  This further strengthening of our executive team will allow LSI to continue to offer our customers new leading edge products and services as we pursue our fundamental strategy of Lighting + Graphics + Technology = Complete Image Solution."

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as "estimates," "anticipates," "projects," "plans," "expects," "intends," "believes," "seeks," "may," "will," "should" or the negative versions of those words and similar expressions, and by the context in which they are used. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, the results of asset impairment assessments, the Company's ability to maintain an effective system of internal control over financial reporting, our ability to remediate any material weaknesses in our internal control over financial reporting and the other risk factors that are identified herein. You are cautioned to not place undue reliance on these forward-looking statements. In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference. The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

Leadership.  Strength.  Innovation.  These are the key values upon which LSI Industries Inc. was founded in 1976.  Today LSI demonstrates these values in our dedication to advancing technology throughout all aspects of our business.  From product solutions to production techniques, we are committed to American innovation through technology.  The fundamental core strategy of LSI Industries is "Lighting + Graphics + Technology = Complete Image Solution."

We are a vertically integrated manufacturer which combines technology, design and manufacturing to produce efficient, high quality lighting and graphics products.  We are dedicated to advancing solid-state LED technology to make affordable, high performance, energy efficient lighting and custom graphic products that provide value to our customers.  We offer design support, engineering, installation and project management for custom lighting and graphics rollout programs for the retail environment.

Our major markets include commercial / industrial lighting, petroleum / convenience store and multi-site retail (including automobile dealerships, restaurants and national retail accounts).

For further information, contact Dennis W. Wells, Chief Executive Officer, at (513) 793-3200.

Additional note:    Today's news release, along with past releases from LSI Industries, is available on the Company's internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.